Exhibit 2.3

Execution Version

AMENDMENT NO. 1
TO
PURCHASE AGREEMENT

This Amendment No. 1 to Purchase Agreement, dated as of December 2, 2014 (this “Amendment”), is made and entered into among Commodore Acquisition LLC, a Delaware limited liability company (“Seller”), GFI Brokers Holdco Ltd., a Bermuda limited company (“IDB Buyer”), CME Group Inc., a Delaware corporation (“CME”) (solely for purposes of Article IX of the Purchase Agreement (as defined below)), Jersey Partners Inc., a New York corporation (“JPI”) (solely for purposes of Article IX of the Purchase Agreement), and New JPI Inc., a Delaware corporation (“New JPI”) (solely for purposes of Article IX of the Purchase Agreement).  Seller, IDB Buyer, CME, JPI and New JPI are referred to individually as a “Party” and collectively as the “Parties.”  Capitalized terms have the meanings given to them in Section 1.

RECITALS

WHEREAS, the Parties entered into a Purchase Agreement, dated as of July 30, 2014 (the “Purchase Agreement”);

WHEREAS, pursuant to Section 9.7 of the Purchase Agreement, the Purchase Agreement may be amended by an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the Purchase Agreement and address certain matters as provided herein.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

1.                                      Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the Purchase Agreement.

2.                                      Amendments to Purchase Agreement. The Purchase Agreement is hereby amended as follows:

2.1.                            Section 2.3.  Section 2.3 of the Purchase Agreement is hereby amended by replacing “$165,000,000” with “$254,000,000”.

2.2.                            Section 3.11(a). Section 3.11(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(a)                                 IDB Buyer has delivered to Seller true, correct and complete copies of the fully executed (i) amended and restated debt commitment letter between Jefferies Finance LLC (collectively with the other lenders party thereto on December 2, 2014, the “Lenders”), and GFI Holdco Inc., a Delaware corporation and indirect parent of IDB Buyer, dated as of December 2, 2014, including all exhibits, schedules, term sheets, annexes and amendments thereto, all in effect as of December 2, 2014 (the “Commitment Letter”) and (ii) amended and restated fee letter referenced in the Commitment Letter (the “Fee Letter”) in effect as of December 2, 2014 (the Commitment Letter and such Fee Letter, collectively, the “Debt Commitment Letter”), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to IDB Buyer for the purpose of funding the transactions contemplated by this Agreement, to pay expenses to be paid by IDB Buyer relating to the Transactions and for the other purposes set forth therein (the “Debt Financing”); provided, however, that solely in the case of the Fee Letter, true, correct and complete copies have been delivered to Seller redacted in a manner that is usual and customary for transactions of this type.

2.3.                            Section 5.7(g).  Section 5.7(g) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

(g)                                  Tax Reporting. Each of Seller and IDB Buyer will file all Tax Returns in a manner consistent with treating (i) the JPI Mergers and GFI Mergers as reorganizations under Section 368(a) of the Code and (ii) the Sale and Assumption as a sale of the IDB Subsidiaries by Seller or its Affiliates to IDB Buyer occurring immediately after the GFI Mergers.  The Parties agree to provide each other with any information required to complete IRS Form 8594 within ten days of the request for such information. No later than 90 days after the Closing Date, Seller shall prepare and deliver to IDB Buyer (i) an allocation of the “amount realized” from the sale of the IDB Subsidiaries (the “Tax Consideration”) between Seller and GFI EMEA Holdings Ltd (the “U.S.-Foreign Tax Allocation”) and (ii) the proposed allocation of the Tax Consideration in a manner consistent with the U.S.-Foreign Tax Allocation for purposes of Section 1060 of the Code (together with the U.S.-Foreign Tax Allocation, the “Proposed Tax Allocation”).  In the event that IDB Buyer objects in writing to the Proposed Tax Allocation within 30 days, IDB Buyer and Seller shall negotiate in good faith to resolve the dispute.  If IDB Buyer and Seller fail to agree on such allocation within 30 days following IDB Buyer’s written objection, such allocation shall be determined, within a reasonable time, by the Independent Accountant Arbitrator selected in accordance with Section 2.7(c).  The allocation of the Tax Consideration, as agreed upon by Seller and IDB Buyer (as a result of either the absence of manifest error or good faith negotiations between IDB Buyer and Seller) or determined by the Independent Accountant Arbitrator pursuant to this Section 5.7(g) (the “Final Tax Allocation”) shall be final and binding upon the Parties and each of IDB Buyer and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the Tax Consideration, except that the Parties shall each pay 50% of the fees and expenses of the Independent Accountant Arbitrator. Seller shall prepare (in a manner consistent with the Final Tax Allocation) and deliver IRS Form 8594 to IDB Buyer, and Seller and IDB Buyer shall each timely file such form with the IRS.  Seller and IDB Buyer shall prepare and file all Tax Returns consistent with such Final Tax Allocation, and in any Proceeding related to the determination of any Tax, none of IDB Buyer, Seller, or their Affiliates (unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code) shall contend or represent, whether orally or in writing, that the Final Tax Allocation is not a correct allocation.

2.4.                            Section 8.3(a).  Section 8.3(a) of the Purchase Agreement is hereby amended by replacing “$1,650,000” with “$2,095,000”.

2.5.                            Section 8.3(b).  Section 8.3(b) of the Purchase Agreement is hereby amended by replacing “$33,000,000” with “$41,900,000”.

2.6.                            Section 8.5.  Section 8.5 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

Section 8.5                                    Pledge Agreement.  MNC Holdco LLC, a Delaware limited liability company, shall pledge such number of shares of CME Class A Common Stock having a value equal to $100,000,000 based on the Average Closing CME Stock Price (as defined in the GFI Merger Agreement) to secure IDB Buyer’s indemnification obligations under this Agreement, pursuant to and in accordance with the terms as set forth therein.

2.7.                            Form of Pledge Agreements.  The form Pledge Agreement attached to the Purchase Agreement as Exhibit D is hereby replaced in its entirety with the form Pledge Agreements set forth as Exhibit A-1 and Exhibit A-2 hereto, and all references to the “Pledge Agreement” in the Purchase Agreement shall be read as references to the plural “Pledge Agreements”.

2.8.                            Form of Intercreditor Agreement.  The form Intercreditor Agreement attached to the Purchase Agreement as Exhibit G is hereby replaced in its entirety with the form Intercreditor Agreement set forth as Exhibit B hereto.

3.                                      Full Force and Effect.  Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Purchase Agreement shall remain in full force and effect in accordance with their respective terms. As used in the Purchase Agreement, the terms “this Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Purchase Agreement as amended by this Amendment.

4.                                      Counterparts; Effectiveness.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.  This Amendment shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Amendment.

5.                                      Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.

* * * * *

IN WITNESS WHEREOF, Seller, IDB Buyer, CME, JPI and New JPI have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMMODORE ACQUISITION LLC

By:	/s/ James E. Parisi
Name:	James E. Parisi
Title:	Treasurer

GFI BROKERS HOLDCO LTD.

By:	/s/ Michael Gooch
Name:	Michael Gooch
Title:	President

CME GROUP INC.

By:	/s/ James E. Parisi
Name:	James E. Parisi
Title:	Chief Financial Officer

JERSEY PARTNERS INC.

By:	/s/ Michael Gooch
Name:	Michael Gooch
Title:	President

NEW JPI INC.

By:	/s/ Michael Gooch
Name:	Michael Gooch
Title:	President

[Amendment No. 1 to Purchase Agreement]